UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NUMBER 1

SCHEDULE 14C INFORMATION STATEMENT

Reg. §240.14c-101

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

 (Name of Registrant as Specified in Its Charter)

Not Applicable

 (Name of Person(s) Filing Information Statement, if other than the Registrant)

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ADVANCED VOICE RECOGNITION SYSTEMS, INC.

7659 E. Wood Drive, Scottsdale, AZ 85260

NOTICE OF ACTION TO BE TAKEN BY THE SHAREHOLDERS

July 22, 2023

To the Shareholders of Advanced Voice Recognition Systems, Inc (the “Company”). This information statement is being provided on behalf of the board of directors (the "Board") of the Company to record holders of shares of our common stock ("Shareholders") as of the close of business on the record date of June 30, 2023. This information statement provides notice that the Board has recommended, and the holders of a majority of the voting power of our outstanding common stock has voted, to approve the following items:

Proposal 1: To authorize a reverse split of the common stock outstanding on a one new share for one hundred (100) old shares basis as of June 30, 2023. Fractional shares will be rounded up to the next whole share. (This action requires an amendment to the Articles of Incorporation and As our directors and holders of over a majority of our voting power signed a written consent in favor of the Reverse Split, the Reverse Split will be effective upon the filing and declaration of effective date by FINRA.

Proposal 2: To authorize an increase in the authorized shares to Five Hundred Seventy-Two Million Five Hundred Thousand (572,500,000) by authorizing Twenty-Five (25,000,000) preferred shares. This action requires an amendment to the Articles of Incorporation.

This amended information statement is being filed for the purpose of clarification and to disclose more current events and describing, in more detail, the actions being taken and the circumstances surrounding the Board's recommendation of the actions.

There are no stockholder dissenters' or appraisal rights in connection with any of the matters discussed in this Information Statement.

Amended Information. The following amended information informs you, the Shareholders of the material changes in the 14C filed on July 6, 2023.

The Company has filed the Certificate of Amendment to the Articles of Incorporation with the Nevada Secretary of State with an effective date of July 28, 2023 indicating the addition of 25,000,000 share of Preferred Stock to our authorized shares and disclosing the reverse share split. Under federal securities rules and regulations, the Certificate of Amendment will not become effective until at least 20 days after the mailing of this Information Statement to our Stockholders. Our Board reserves the right not to proceed with the amendment at any time before the filing of the Certificate of Amendment and will file another amendment if the reverse stock split does not happen no matter the reason. The Certificate of Amendment has been attached hereto as an exhibit.

On July 14, 2023 the Company entered into a Letter of Intent to purchase on a stock for stock basis all the issued and outstanding shares of Rivulet Media, Inc. This action is a related party transaction in that the president of Rivulet Media, Inc. is married to the largest shareholder of the Company.  The Letter of Intent is subject to the completion of an audit of Rivulet’s financials. An 8-K was filed disclosing this proposed transaction on July 14, 2023.

Diana Jakowchuk was inadvertently left off of the list of officers.  That has been corrected. Ms. Jakowchuk was appointed Secretary Treasurer on May 20, 2008 and still holds that position.

Chung Cam was appointed CFO on May 8, 2023 and his address is 135 South San Mateo Ave. Ventura, CA 93004

.

The Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it.

Only one information statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to the Company's principal executive offices stating your name, your shared address and the address to which the Company should direct the additional copy of the information statement or by calling the Company's principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer the Company mail each shareholder a separate copy of future mailings, you may send notification to or call the Company's principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to the Company's principal executive offices.

The information statement is being provided to you for informational purposes only. Your vote is not required to approve the actions described above. This information statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one. The approximate mailing date of this amended information statement is July 24, 2023

We appreciate your continued interest in Advanced Voice Recognition Systems, Inc.

Very truly yours,

/s/ Walter Geldenhuys_

Walter Geldenhuys, CEO

INFORMATION STATEMENT

OF

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

7659 E. Wood Drive, Scottsdale, AZ 85260

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN
CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

July 24, 2023

The Board of the Company and the holders of a majority of the voting power of our outstanding common stock has determined that it is in the best interest of the Company and its shareholders to take the following actions:

Proposal 1: To authorize a reverse split of the common stock outstanding on a one new share for one hundred (100) old shares basis as of June 30, 2023. Fractional shares will be rounded up to the next whole share. (This action requires an amendment to the Articles of Incorporation and requires a process, not an approval, by the Financial Industry Regulatory Authority (“FINRA”).

Proposal 2: To authorize an increase in the authorized shares to Five Hundred Seventy-Two Million Five Hundred Thousand (572,500,000) by authorizing Twenty-Five (25,000,000) preferred shares. This action requires an amendment to the Articles of Incorporation.

THE COMPANY AND THE PROPOSALS

The Company’s mailing address is 7659 E Wood Drive, Scottsdale, AZ 85260 and our telephone number is 480-704-4183.

Additional information regarding the Company, its business, its stock, and its financial condition are included in the Company's Form 10 K Annual Report for year ending December 31, 2022 and filed with the Securities and Exchange Commission on March 28, 2023 and the Company’s Form 10 Q Quarterly Report filed on May 15, 2023 This information may be viewed at www.sec.gov. Copies of the Company's filings are available upon request to: Walter Geldenhuys, CEO, 7659 E. Wood Drive, Scottsdale, AZ 85260

The Majority Shareholders of Advanced Voice Recognition Systems, Inc. submitted their written consent described in this Information Statement on or about May 30, 2023, to be effective on or about thirty days after the date of mailing.  As of June 26, 2023, the Majority Shareholders hold of record 279,579,731 shares of the Company’s common stock. The Majority Shareholders are JJW Investments, LLC and our CEO Walter Geldenhuys. The remaining outstanding shares of common stock are held by approximately 75 other shareholders of record.

The Company is not soliciting consents or proxies and shareholders have no obligation to submit either of them. Whether or not shareholders submit consents should not affect their rights as shareholders or the prospects of the proposed shareholder resolutions being adopted. The Majority Shareholders have consented to the shareholder resolution described in this Information Statement by written consent. The affirmative vote of the holder of a majority of the outstanding common stock of the Company is required to adopt the proposal described in this Information Statement. Nevada law does not require that the proposed transaction be approved by a majority of the disinterested shareholders.

The Majority Shareholders submitted their written consent through a resolution described in this Information Statement on or about June 26, 2023, to be effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State.

PROPOSALS ADOPTED BY SHAREHOLDER ACTION BY WRITTEN CONSENT

PROPOSAL 1:

To authorize a reverse split of the common stock outstanding on a one new share for one hundred (100) old shares basis as of June 30, 2023. Fractional shares will be rounded up to the next whole share. (This action requires an amendment to the Articles of Incorporation and requires a process, not an approval, by the Financial Industry Regulatory Authority (“FINRA”).

A copy of the proposed Certificate of Amendment to the Certificate of Incorporation effecting the Reverse Stock Split is attached as Exhibit A to this Information Statement (the “Certificate of Amendment”).

The Certificate of Amendment will be effective on July 28, 2023 (the “Effective Date”). The new split adjusted share certificates will be transmitted to the shareholders of record when old certificates are sent into the transfer agent. The Corporation’s Common Stock are subject to quotation on the OTC Markets, Pink Open Market, under the symbol “AVOI”.

Our Majority Shareholder has approved a pro-rata reverse split of our common stock, by which one hundred shares would become one share. The effective date of the reverse split will be approximately thirty days following the date of the mailing of this Information Statement and upon filing of proper documentation. This is not a "going private" transaction, and shareholders which are reduced to less than one share will be rounded up to a whole share. This requires an Amendment to the Certificate of Incorporation to accomplish the reverse split.

Due to the current number of issued and outstanding shares of common stock as of June 30, 2023 is 547,500,000 compared to the authorized of 547,500,000 common shares, and with the need to seek new funding through issuance of common stock, the Company is poorly positioned under its current market share price.  The Company is authorized to issue 547,500,000 shares of its common stock.

There are no pending private offerings of shares, there is Letter of Intent for an acquisition for which shares after the reverse will be committed to be issued, assuming a definitive agreement is reached.

We believe the recent per share price of the common stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders, and it impairs the potential ability of the Company to raise capital by issuing new shares due to the low price.

We believe that a reverse split will be advantageous to us and to all shareholders because it may provide the opportunity for higher share prices based upon fewer shares. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

As a general rule, potential investors who might consider making investments in our Company will refuse to do so when the Company has a large number of shares issued and outstanding with no equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as a general rule of experience. A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

While our acceptability for ultimate listing on one of the NASDAQ markets or an exchange is presently remote, we believe that it is in the interests of our Company to adjust our capital structure in the direction of conformity with the NASDAQ structural requirements. At the current date, even with the proposed changes we would not meet

NASDAQ criteria. NASDAQ requirements change constantly. There is no assurance that the proposed changes meet NASDAQ requirements or any other exchange when, and if, we are otherwise qualified. There is no assurance that we will qualify for NASDAQ.

Shareholders should note that, after the reverse split, the number of our authorized shares will remain unchanged, while the number of issued and outstanding shares of our Company will be reduced by the factor of the reverse, i.e. one for one hundred shares. It is important to realize that the issuance of additional shares is in the discretion of the Board of Directors, in their best business judgment, and our shareholders will have no right to vote on future issuances of shares except in the event of a merger under Nevada law. This means that, effectively, our shareholders will have no ability or capacity to prevent dilution by the issuance of substantial amounts of additional shares for consideration that could be considerably less than what our existing shareholders paid for their shares. In many events, control of our Company could effectively be changed by issuances of shares without shareholder approval.

As a general rule, potential investors who might consider making investments in our Company will refuse to do so when the Company has a large number of shares issued and outstanding with no equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as a general rule of experience. A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

PROPOSAL 2:

To authorize an increase in the authorized shares to Five Hundred Seventy-Two Million Five Hundred Thousand (572,500,000) by authorizing Twenty-Five (25,000,000) Preferred Shares. This action requires an amendment to the Articles of Incorporation.

A copy of the Certificate of Amendment to the Certificate of Incorporation effecting the increase of authorized shares is attached as Exhibit A to this Information Statement (the “Certificate of Amendment”).

The Certificate of Amendment will be effective on July 28, 2023.

Our Majority Shareholders have approved the increase of the authorized shares by authorizing Twenty-Five Million (25,000,000) Preferred Shares. The effective will be July 28, 2023 as disclosed in the Certificate filed with the State of Nevada.

There are no pending private offerings of shares, there is Letter of Intent for an acquisition for which preferred shares will be committed to be issued, assuming a definitive agreement is reached.

We believe that the addition of preferred shares will enhance the value of the Company.  Many investors are interested in Preferred Shares as an investment because of their inherent value over Common Stock. The Company to date had no Preferred Shares to offer investors. We believe that it is in the interests of our Company to adjust our capital structure in the direction of conformity with the possible investment requirements.

Future Dilutive Transactions

It is emphasized that management of the Company may affect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company’s management to complete share issuances without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company will necessarily furnish such holders with any documentation concerning the proposed issuance prior to any share issuances. All determinations involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility but require a determination by the Board that the shares are being issued for fair and adequate consideration.  The Company has not entered into any such transactions as of the filing of this Information Statement.

The issuance of additional shares in future transactions will allow the following types of actions or events to occur without the current stockholders being able to effectively prevent such actions or events:

1. Dilution may occur due to the issuance of additional shares.

2. Control of the Company by stockholders may change due to new issuances.

3. The election of the Board of Directors will be dominated by large new stockholders, effectively blocking      current stockholders from electing directors.

4. Business plans and operations may change.

5. Mergers, acquisitions, or divestitures may occur which are approved by the holders of the newly issued shares.

In the future event that the Board continues to issue shares for capital, services, or acquisitions, the present management and stockholders of the Company may not retain control of a majority of the voting shares of the Company. It is likely that the Company may acquire other compatible business opportunities through the issuance of common stock of the Company. Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid, or at a price greater than the then current market price. Typically, unregistered shares are issued at less than the market price due to their illiquidity and restricted nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

There is no assurance that any effect of the price of our stock will result, or that the market price for our common stock, immediately or shortly after the proposed changes, if approved, will rise, or that any rise which may occur will be sustained. Market conditions obey their own changes in investor attitudes and external conditions. We are proposing the steps we deem the best calculation to meet the market attractively.  However, we cannot control the market’s reaction.

Dissenting shareholders have no appraisal rights under Nevada law or pursuant to our constituent documents of incorporation or bylaws, in connection with the proposed reverse split.

The table below shows the effect of the 100 for 1 reverse split.

TABLE SHOWING THE EFFECT OF THE ONE HUNDRED FOR ONE REVERSE SPLIT

Shares Held Pre-Reverse	Shares Held Post- Forward
10,000,000	100,000
1,000,000	10,000
100,000	1,000
10,000	100

*Shareholders who hold less than 1,000,000 shares pre-split would have fractional shares after the reverse-split, but such fractional shares will be rounded up to the next whole share.

MANAGEMENT INFORMATION

Biographical Information on Officers and Directors and Significant Employees

Name	Age	Position	Since
Walter Geldenhuys	67	President, Chief Executive Officer, Director	May 15, 2008
Chung Cam	38	Chief Financial Officer, Principal Accounting Officer	May 8, 2023
Diana Jakowchuk	69	Secretary Treasurer	May 20, 2008

Walter Geldenhuys

On May 15, 2008, the Company’s Board of Directors appointed Walter Geldenhuys to serve as a member of the Company’s Board of Directors.  Mr. Geldenhuys has served as the president of Advanced Voice Recognition Systems, Inc., also known as AVRS, since 2005.Mr. Geldenhuys was a member of NCC, LLC, which became the Company’s wholly owned subsidiary in 2005. In addition, Mr. Geldenhuys has owned Progressive Technologies LLC, a design and manufacturing concern, since 2002.

Chung Cam, CPA

On May 8th, 2023 the Board of Directors (the "Board") of the Company appointed Chung Cam, age 38, to serve as Chief Financial Officer and Principal Accounting Officer of the Company.  Mr. Cam previously served in various roles at Meta Platforms, Inc., an internet content and information company as a Risk and Controls Analyst; Allsaints USA Retail Limited, an international high fashion apparel retailer as a Finance Manager, Activision Blizzard, an interactive entertainment company and Green Dot Corporation, a credit services company as an internal auditor, and various public accounting firms as a financial statement and internal controls auditor.  He currently sits on the Board of Assessment Appeals for the County of Ventura and the Supervisory Committee of Ventura County Credit Union.  Mr. Cam is a managing member of various LLCs with over $10M of real estate holdings.

Diana Jakowchuk

Ms. Jakowchuk has served as our Secretary, Treasurer and Principal Accounting Officer since May 2008. Ms. Jakowchuk served as Secretary to AVRS, Inc. (a Colorado company). Between December 2004 and July 2006, Ms. Jakowchuk served as office manager for a retail hardware company from December 2001 to December 2004.  Prior to December 2001, Ms. Jakowchuk served as Records Manager for NCC, LLC a predecessor to AVRS. Ms. Jakowchuk received an Associates of Arts degree from Scottsdale Community College in 1979. Ms. Jakowchuk ceased being the principal accounting officer upon the hiring of Mr. Cam.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Executive compensation during the years ended December 31, 2022 and 2021 was as follows:

Summary Compensation Table

A Name and Principal Position with AVRS	B Year	C Salary ($)	D Bonus ($)	E Stock Awards	F Option Awards ($)	G Non-Equity Incentive Plan Compensation ($)	H Nonqualified Deferred Compensation Earnings ($)	I All Other Compensation ($)	J Total (1)

Walter Geldenhuys,	2022	3,650	0	0	0	0	0	0	3,650
President, CEO, CFO Director (1)	2021	2,650	0	0	0	0	0	0	2,650

Diane Jakowchuk,	2022	0	0	0	0	0	0	0	0
Principal Accounting Officer (2)	2021	0	0	0	0	0	0	0	0

Walter Geldenhuys

(1.) Mr. Geldenhuys was appointed to our Board of Directors and as our President, Chief Executive Officer and Chief Financial Officer in May 2008. Mr. Geldenhuys also served as the President, Chief Executive Officer and Director of the prior company during the year ended December 31, 2007 and until it merged with and into the Company in June 2008. The amounts reflected in this table include compensation Mr. Geldenhuys received as President, Chief Executive Officer of the Company in 2021 and 2022.

(2.) Ms. Jakowchuk was appointed as the Company’s Secretary, Treasurer and Principal Accounting Officer in May 2008. The amounts reflected in this table include compensation Ms. Jakowchuk received as Secretary, Treasurer and Principal Accounting Officer in 2021 and 2022.

(3.) Due to reduced sales of shares in private offerings of common stock in 2013, $162,380 of officer compensation was accrued as payroll payable.  Total Officer Compensation paid in 2022 was $3,650 and $2,650 in 2021.  The Company continued to experience a reduction in income.  The officers agreed that no payroll would accrue.

 Outstanding Equity Awards At Fiscal Year End

There were no Equity awards at the fiscal year end.

Retirement, Pension, Profit Sharing, Stock Option, Insurance Programs

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Aggregated Option/SAR Exercises in Last Fiscal Year

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Director Compensation

There was no compensation paid by the Company to those directors who served on the Company's Board of Directors, during the year ended December 31, 2022. The Company currently does not compensate its directors with cash.

Employment Agreements

The Company has an employment agreement in place with its Chief Financial Officer who was recently hired in May of this year.

Compensation Pursuant to Plans

Stock Option Plan

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company or the benefit of its employees.

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee; all decisions on the compensation of executive officers of the Company are made by the full board of directors.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 5, 2023, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each director and each of our named executive officers and (iii) all executive officers and directors as a group.

The number of shares of Common Stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Beneficial Owner(1)	Amount and Nature Of Beneficial Ownership		Percentage of Common Stock Outstanding

Walter Geldenhuys, President, Chief Executive Officer, and Sole Director 112 E. Spruce Street Mitchell, SD 57301	32,063,500	(2)	5.856%

Diana Jakowchuk Secretary, Treasurer 7659 E. Wood Drive Scottsdale, AZ 85260	3,612,142		0.660%

Chung Cam (2) Chief Financial Officer, 135 South San Mateo Ave Ventura, CA 93004	0		0

JJW Investments, LLC (3) 1206 E. Warner Rd Ste 101-I Gilbert, AZ 85296-3133	279,579,731		51.065%

Blake Thorshov 220 Rock Falls Road Arroyo Grande, CA 93420	44,542,857		8.136%

(1)This amount includes 136,000 shares of common stock held by Mr. Geldenhuys’ daughter, of which Mr. Geldenhuys may be deemed to have indirect ownership because of the father-daughter relationship.

(2)Chung Cam is the newly appointed Chief Financial Officer.

(3)JJW Investments, LLC is the control shareholder.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System. Go to that cite find EDGAR database and "Search for Company Filings.”

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 28, 2023;

(2)	The Company’s current report on Form 8-K, as filed with the SEC on April 24, 2023;

(3)	The Company’s current report on Form 8-K, as filed with the SEC on May 12, 2023;

(4)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 as filed with the SEC on May 15, 2023.

You may request a copy of these filings, at no cost, by writing to the Company at 7659 E. Wood Drive, Scottsdale, AZ 85260. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 7659 E. Wood Drive, Scottsdale, AZ 85260

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is dated July 24, 2023. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to stockholders does not create any implication to the contrary. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will not reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

By Order of the Board of Directors

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

/s/ Walter Geldenhuys_

Walter Geldenhuys, Chief Executive Officer

EXHIBITS

Exhibit 99.1 - Amended and Restated AVRS, Inc. Articles of Incorporation